EXHIBIT 12


                      FLORIDA POWER CORPORATION
                 Statement of Computation of Ratios
                      (Dollars In Millions)

     Ratio of Earnings to Fixed Charges:





                                   1997     1996    1995    1994    1993
                                  ------   ------  ------  ------  ------


     Net Income                   $135.9   $238.4   $227.0  $200.8  $194.9

     Add:
      Operating Income Taxes        69.9    135.8    129.5   114.7   104.5
      Other Income Taxes             --       (.1)      .1     (.8)    (.1)
                                  -------  ------- ------- ------- -------
     Income Before Taxes           205.8    374.1    356.6   314.7   299.3

     Total Interest Charges        117.3     98.4    104.5   108.4   105.8
                                  -------  ------- ------- ------- -------
     Total Earnings (A)           $323.1   $472.5   $461.1  $423.1  $405.1
                                  -------  ------- ------- ------- -------
     Fixed Charges (B)            $117.3   $ 98.4   $104.5  $108.4  $105.8
                                  -------  ------- ------- ------- -------
      Ratio of Earnings to
       Fixed Charges (A/B)          2.75     4.80     4.41    3.90    3.83
                                  =======  ======= ======= ======= =======